EXHIBIT NO. 1

Oryon Technologies, Inc. Announces Filing for Chapter 11 Reorganization Under U.S. Bankruptcy Code

May 07, 2014

DALLAS, Oryon Technologies, Inc. (OTCQB : ORYN), an innovator of next-generation flexible lighting technology marketed as ELastoLite®, has filed a Petition for protection and reorganization under Chapter 11 of the United States Bankruptcy Code. The filing was made on Tuesday, May 6, 2014, and was driven by a number of factors external to the company's on-going business:

  EFL Tech B.V., which purchased a majority of Oryon's outstanding common stock under a Subscription Agreement that closed on January 21, 2014, breached that agreement by failing to make a payment of $250,000 to Oryon as required on March 31, 2014,
  A lawsuit brought by M. Richard Marcus against Oryon and certain company directors with respect to the EFL transaction has consumed appreciable operating funds and management time, negatively impacting business activities,
  The Marcus lawsuit, as well as a lawsuit brought by Myant Capital Partners, Inc., an Ontario, Canada garment manufacturer and a failed suitor for control of Oryon, created a business environment in which it was not possible for Oryon to attract additional investment funds.

Oryon believes that its extensive electroluminescent (EL) patent portfolio, production-ready flexible lighting technology, wearable electronics market interest and customer support can create a healthy business under the reorganization protection of the Bankruptcy Court.

About Oryon

Oryon Technologies, Inc. ( OTCQB : ORYN ) is a research, development and applications engineering company that has developed multiple patents relating to electroluminescent ("EL") lighting trademarked as "ELastoLite". ELastoLite® enables thin, flexible, crushable, water-resistant lighting systems that can be incorporated into a wide range of applications such as safety apparel, sporting gear, shoes, membrane switches, signage and displays among others. Market areas include: industrial, municipal safety; military, medical and automotive. Learn more at www.oryontech.com or contact info@oryontech.com . View the ElastoLite® product presentation at: www.oryontech.com/investors/presentations.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, reference to new technologies and sales methods as well as financial projections for the size of the market. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Form 8-K, as amended, dated May 4, 2012 and our Annual Report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.